Exhibit 99.3

Banc of California Update

IRVINE, Calif., (October 18, 2016) – Banc of California, Inc. (NYSE: BANC) today announced it is aware of allegations posted in a financial blog. The Company’s Board of Directors has been aware of matters relating to Jason Galanis including certain claims he had made suggesting an affiliation with members of the Company, its Board, and/or its Executive team. The Board, acting through its Disinterested Directors, immediately initiated a thorough independent investigation led by Winston & Strawn, and has received regular reports including related to regulatory and governmental communications over the past year.

The complaint filed by the Department of Justice against Mr. Galanis and others dated May 9, 2016, which is found here, clearly states that Mr. Galanis’ claims to be affiliated with COR Capital were fraudulent. See paragraphs 40 and 41 of the Sworn Statement of the Special Agent of the Federal Bureau of Investigation which states:

“40. Based on my conversation with a representative of COR Capital, I have learned that, contrary to the representations made in the June 3, 2014 email sent by JASON GALANIS, the defendant, to MICHELE MORTON, the defendant, (referenced in paragraph 39c above), Burnham, CORFA and Wealth-Assurance AG were not affiliates of COR Capital.

41. Based on my review of documents, I have learned that on June 3, 2014, JASON GALANIS, the defendant, sent an email to BEVAN COONEY, the defendant, which forwarded the email JASON GALANIS sent to MICHELLE MORTON, the defendant, earlier that same day, attaching the description of COR Capital which fraudulently asserted that certain entities were affiliates of COR Capital. In JASON GALANIS’s email to COONEY, JASON GALANIS wrote “whoring it out shamelessly[.] thank you [first name of COR Capital representative.]”

Banc of California and its Disinterested Directors will make further facts publicly available as appropriate.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates over 100 offices in California and the West.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:

Banc of California, Inc.	Vectis Strategies
Timothy Sedabres, (855) 361-2262	David Herbst, (213) 973-4113 x101

18500 Von Karman Ave. ● Suite 1100 ● Irvine, CA 92612 ● (949) 236-5250 ● www.bancofcal.com